Exhibit 99.1

FOR IMMEDIATE RELEASE

Landcadia Holdings, Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing July 21, 2016

HOUSTON, TX, July 19, 2016 — Landcadia Holdings, Inc. (NASDAQ: LCAHU) (the “Company”) today announced that the holders of the Company’s units (the “Units”) may elect to separately trade the shares of Class A common stock and warrants included in the Units commencing on July 21, 2016. Those Units not separated will continue to trade on the NASDAQ Capital Market under the symbol “LCAHU,” and each of the shares of Class A common stock and warrants that are separated will trade on the NASDAQ Capital Market under the symbols “LCA” and “LCAHW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, phone: 877-547-6340, email: Prospectus_Department@Jefferies.com or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, phone: 800-503-4611.

About Landcadia Holdings, Inc.

Landcadia Holdings, Inc. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, the Company intends to focus on investment opportunities in the dining, hospitality, entertainment and gaming industries in the United States.

Cautionary Note Concerning Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Richard H. Liem

(713) 850-1010